As filed with the Securities and Exchange Commission on March 26, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

TWEETER HOME ENTERTAINMENT GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	04-3417513 (I.R.S. Employer Identification No.)

40 Pequot Way
Canton, Massachusetts 02021
(Address of Principal Executive Offices, Including Zip Code)

2004 LONG TERM INCENTIVE PLAN
(Full Title of the Plan)

Joseph McGuire, Chief Financial Officer
TWEETER HOME ENTERTAINMENT GROUP, INC.
40 Pequot Way
Canton, Massachusetts 02021
(781) 830-3000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Timothy B. Bancroft, Esq.
Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, Massachusetts 02110
(617) 482-1776

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share (1)	Price (1)	Registration Fee
Common Stock, par value $.01 per share	3,000,000	$9.10	$27,300,000	$3,458.91

(1)	Estimated pursuant to Rule 457(h) and (c) solely for the purpose of calculating the amount of registration fee based on the average high and low prices reported by Nasdaq on March 22, 2004.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents are incorporated in this registration statement by reference:

(a)	the registrant’s annual report on Form 10-K for the fiscal year ended September 30, 2003 filed pursuant to the Securities Exchange Act of 1934 that contains audited financial statements for the fiscal year ended September 30, 2003;

(b)	the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003, filed pursuant to the Securities Exchange Act of 1934;

(c)	the registrant’s Current Reports on Form 8-K dated November 26, 2003, January 2, 2004, and January 29, 2004; and

(d)	the description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed pursuant to the Securities Exchange Act of 1934 on April 27, 1998, and amended on June 5, 1998.

     In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities

     Not Applicable

Item 5. Interests of Named Experts and Counsel

     Goulston & Storrs, P.C., Boston, Massachusetts, has delivered an opinion as to the validity of the shares of common stock being offered hereby.

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Tweeter’s Annual Report on Form 10-K for the year ended September 30, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference

(which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in accounting for goodwill and intangible assets in 2002 and vendor consideration in 2003), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers

     Tweeter’s amended and restated certificate of incorporation, as amended to date, generally limits the liability of its directors to Tweeter to the fullest extent permitted from time to time by Delaware law. The Delaware General Corporation Law permits, but does not require, Tweeter to indemnify its directors, officers, employees or agents, and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The Delaware General Corporation Law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of a corporation; provided, however, that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to Tweeter’s best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not allow indemnification of directors in the case of an action by or in the right of a corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

     Tweeter’s amended and restated certificate of incorporation, as amended to date, provides that Tweeter’s directors and executive officers shall be and, in the discretion of the Board of Directors, other officers and non-officer employees may be, indemnified by Tweeter to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of Tweeter. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise. Tweeter’s amended and restated certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. The provision does not alter a director’s liability under the Federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Tweeter also has in effect a directors and officers liability insurance policy.

Item 7. Exemption From Registration Claimed

     Not Applicable

Item 8. Exhibits

Exhibit
Number	Description
4.1	Tweeter Home Entertainment Group, Inc. 2004 Long Term Incentive Plan

5.1	Opinion of Goulston & Storrs, P.C.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Goulston & Storrs, P.C. (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Canton, Commonwealth of Massachusetts, on March 26, 2004.

TWEETER HOME ENTERTAINMENT GROUP, INC.
By:	/s/ Joseph McGuire

Joseph McGuire Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Stone and Joseph McGuire, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Jeffrey Stone Jeffrey Stone	Director, President and Chief Executive Officer (Principal Executive Officer)	March 26, 2004

/s/ Joseph McGuire Joseph McGuire	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 26, 2004

/s/ Samuel Bloomberg Samuel Bloomberg	Director and Chairman of the Board	March 26, 2004

/s/ Jeffrey Bloomberg	Director	March 26, 2004

Signature	Title	Date
Jeffrey Bloomberg

/s/ Matthew Bronfman Matthew Bronfman	Director	March 26, 2004

/s/ Michael Cronin Michael Cronin	Director	March 26, 2004

/s/ Steven Fischman Steven Fischman	Director	March 26, 2004

Exhibit Index

Exhibit
Number	Description
4.1	Tweeter Home Entertainment Group, Inc. 2004 Long Term Incentive Plan

5.1	Opinion of Goulston & Storrs, P.C.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Goulston & Storrs, P.C. (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page)